ACKNOWLEDGMENT AND ACCEPTANCE OF SPECIAL SERVICER

March 10, 2025

VIA E-MAIL:

Computershare Trust Company, National Association,

as Trustee and Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services – BMO 2024-5C3

Email: CCTCMBSBondAdmin@computershare.com and

trustadministrationgroup@computershare.com

Re:  BMO 2024-5C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2024-5C3

Ladies and Gentlemen:

Reference is made to (i) that certain Pooling and Servicing Agreement (the “Agreement”), dated as of February 1, 2024, among BMO Commercial Mortgage Securities LLC, as Depositor, Trimont LLC (as successor to Wells Fargo Bank, National Association), as Master Servicer, Greystone Servicing Company LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and as Asset Representations Reviewer, Computershare Trust Company, National Association, as Certificate Administrator, and Computershare Trust Company, National Association, as Trustee relating to BMO 2024-5C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2024-5C3; (ii) that certain Co-Lender Agreement dated as of January 25, 2024 by and between Citi Real Estate Funding Inc. (“Citi”), as Initial Note A-1 Holder, and Citi, as Initial Note A-2 Holder, with respect to the Elmwood Shopping Center Whole Loan (the “Elmwood Co-Lender Agreement”); (iii) that certain Co-Lender Agreement dated as of January 17, 2024 by and between Citi, as Initial Note A-1 Holder and Morgan Stanley Bank, N.A., as Initial Note A-2 Holder, with respect to the 33 West State Street and 50 East State Street Whole Loan (the “33 West State and 50 East State Co-Lender Agreement”); (iv) that certain Co-Lender Agreement by and between Greystone CMC I LLC (“Greystone CMC I”), as Initial Note A-1 Holder, Greystone CMC I, as Initial Note A-2 Holder, Greystone CMC I, as Initial Note A-3 Holder, Greystone CMC I, as Initial Note A-4 Holder, and Greystone CMC I, as Initial Note A-5 Holder, with respect to the Crescent Center Whole Loan (the “Crescent Center Co-Lender Agreement”); and (v) that certain Agreement Between Noteholders dated as of November 6, 2023 by and between UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”),  as Note A-1 Holder, UBS AG, as Note A-2 Holder, UBS AG, as Note A-3 Holder, and UBS AG, as Note A-4 Holder, with respect to the OPI Portfolio Whole Loan (the “OPI Portfolio Co-Lender Agreement” and, together with the Elmwood Co-Lender Agreement, the 33 West State and 50 East State Co-Lender Agreement and the Crescent Center Co-Lender Agreement, collectively, the “Co-Lender Agreements”).  Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Agreement and the Co-Lender Agreements, as applicable.

Pursuant to Section 6.08(a) and 6.08(e) of the Agreement, and Section 7 of each of the Co-Lender Agreements, the undersigned, Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), hereby agrees with all the other parties to the Agreement that Midland shall serve as Special Servicer under, and as defined in, the Agreement and each of the Co-Lender Agreements. The effective date (the “Effective Date”) of the appointment of Midland as Special Servicer shall be the date hereof.  Midland hereby assumes the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under the Agreement from and after the Effective Date, and assumes and agrees to perform all of the responsibilities, duties and liabilities of the Special Servicer under the Agreement and each of the Co-Lender Agreements that arise on and after the Effective Date.  Midland hereby makes, as of the Effective Date, the representations and warranties set forth in Section 2.06 of the Agreement mutatis mutandis with all references to “Agreement” in Section 2.06 of the Agreement to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: Midland is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America.

Midland further represents and warrants that it satisfies all of the eligibility requirements applicable to special servicers contained in the Agreement and each Co-Lender Agreement, including that it holds the Required Special Servicer Rating as set forth in the OPI Portfolio Co-Lender Agreement.

Midland’s address for notices pursuant to Section 12.04 of the Agreement is as follows:

Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Facsimile: (888) 706-3565

Email: NoticeAdmin@midlandls.com (with a copy to AskMidland@midlandls.com solely with respect to notices under Sections 4.02, 12.06 and 12.13)

Midland Loan Services,
a Division of PNC Bank, National Association

By: /s/ Wm. Dugger Schwartz

Name: Wm. Dugger Schwartz

Title: Senior Vice President